November 3, 2014

VIA PERSONAL DELIVERY
AND U.S. MAIL

Stanley Furniture Company, Inc.
200 North Hamilton Street
High Point, North Carolina, 27260
Attention: Secretary

Re:	Proposal to Nominate Candidates for Election as Directors at the 2015 Annual Meeting of Stockholders of Stanley Furniture Company, Inc. (the “Corporation”)

Dear Sir or Madam:

Talanta Fund, L.P. (the “Talanta Partnership”), and Hale Partnership Fund, L.P. and MGEN II – Hale Fund, L.P. (collectively, the “Hale Partnerships”, and together with the Talanta Partnership, the “Nominating Stockholders”) hereby submit this notice (the “Notice”) of the Nominating Stockholders’ desire to nominate two persons for election as directors of the Corporation at the  2015 Annual Meeting of Stockholders of the Corporation, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof (the “2015 Annual Meeting”).

The Nominating Stockholders are providing this Notice at least 120 days in advance of the anniversary date of the Corporation’s proxy statement in connection with the 2014 Annual Meeting of Stockholders, which was March 5, 2014.

The Nominating Stockholders submit this Notice pursuant to the requirements set forth in Section 11 of Article II of the Amended By-Laws of the Corporation dated February 3, 2010 (the “By-Laws”), in the form published by the Company on the Securities and Exchange Commission’s EDGAR database. The Nominating Stockholders are not aware of any amendment to the By-Laws changing these requirements since February 3, 2010. In addition, the Nominating Stockholders are not aware of any other requirement in any governing document of the Corporation that is applicable to director nominations by a stockholder of the Corporation, and the Corporation has not filed any disclosure or other notice concerning the same, which would have been required pursuant to rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 11 of Article II of the By-Laws provides:

Secretary of Stanley Furniture Company, Inc.
November 3, 2014

…any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors of a meeting only if written notice if [sic] such stockholders intend to make such nomination or nominations have been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders (other than the 1994 Annual Meeting), 120 days in advance of the anniversary date of the Corporation’s proxy statement (or information statement in lieu thereof) in connection with the previous year's Annual Meeting of Stockholders and (ii) with respect to an election to be held at the 1994 annual meeting or a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholders; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected.

The Talanta Partnership, as of the date hereof, is the beneficial owner of 199,085 shares of the common stock of the Corporation, which shares are held on behalf of the Talanta Partnership (in street name) by Merrill Lynch, and with respect to which shares the Talanta Partnership has the right to vote in the election of directors of the Corporation.

The Hale Partnerships, collectively, as of the date hereof, are the beneficial owners of 413,286 shares of common stock of the Corporation, which shares are held on behalf of the Hale Partnerships (in street name) by InterActive Brokers, and with respect to which shares the Hale Partnerships have the right to vote in the election of directors of the Corporation.

The Nominating Stockholders believe that the Corporation’s By-Laws, properly construed, permit them to submit a nominee for election under Section 11 of Article II. However, to the extent the Corporation can establish otherwise as a precondition for the Nominating Stockholders to make a nomination for the 2015 Annual Meeting, each Nominating Stockholder will cause 100 or more of its shares of common stock of the Corporation to be placed in its name as the stockholder of record. Please inform the Nominating Stockholders promptly in writing if the Corporation has construed the By-Laws in such a fashion.

Secretary of Stanley Furniture Company, Inc.
November 3, 2014

The Nominating Stockholders hereby notify the Corporation of their desire to nominate for election as directors of the Corporation at the 2015 Annual Meeting the following two persons (each, a “Nominee” and collectively, the “Nominees”):

Robert E. Allen
Jeffrey S. Gilliam

The Nominating Stockholders satisfy all of the notice requirements set forth in the By-Laws, which is demonstrated by the responses below that track specifically the five requirements set forth therein.

(a)	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated:

Talanta Fund, L.P. 401 N. Tryon Street, 10th Floor Charlotte, NC 28202	Hale Partnership Fund, LP and MGEN II – Hale Fund, LP 6100 Fairview Road, Suite 1220 Charlotte, NC 28210

(b)
a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice:

As described above, each of the Nominating Stockholders hereby represents that it is the undisputed beneficial owner of shares of common stock of the Corporation entitled to vote at the 2015 Annual Meeting; that it has the right to vote such shares; and that it intends to appear in person or by proxy at the meeting to join in the nomination of the persons specified in this Notice. Also, as described above, each of the Nominating Stockholders will take direct record ownership of some of its shares of the Corporation’s common stock if the Corporation deems that to be required.

(c)
a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholders:

There are no such arrangements or understandings between the Nominating Stockholders, the Nominees or any other persons.

(d)
such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors:

Secretary of Stanley Furniture Company, Inc.
November 3, 2014

Biographical information about each of the Nominees, in a format consistent with the nominee biographical information set forth in the Corporation’s past proxy statements, is attached hereto as Annex A. Furthermore, the Nominating Stockholders, on behalf of the Nominees, confirm that each of the Nominees is appropriately independent with respect to the Corporation and otherwise meets applicable corporate governance standards set forth in the federal securities laws and elsewhere. Additional information about each of the Nominees is available upon request.

(e)	the consent of each nominee to serve as a director of the Corporation if so elected:

Signed statements indicating each Nominee’s agreement to serve as a director of the Corporation if elected are attached hereto as Annex B.

If the Corporation believes the Nominating Stockholders are required to provide any other information under the By-Laws (or under any other governing document of the Corporation applicable to director nominations by stockholders of the Corporation), please contact immediately the Nominating Stockholders at their respective addresses set forth in the response to the requirement designated (a) above. Unless the Nominating Stockholders hear from you otherwise, the Nominating Stockholders will assume that this Notice has been accepted by the Corporation as timely and in compliance with the By-Laws and any other applicable requirement.

*  *  *  *  *

Secretary of Stanley Furniture Company, Inc.
November 3, 2014

Sincerely,

Talanta Fund, L.P.
By: Talanta Investment Group LLC, General Partner

/s/ Justyn Putnam
By: Justyn Putnam, Managing Member

Hale Partnership Fund, LP
By: Hale Partnership Capital Advisors, LLC, General Partner

/s/ Steve Hale
By: Steve Hale, Managing Partner

MGEN II – Hale Fund, LP
By: Hale Partnership Capital Advisors, LLC, General Partner

/s/ Steve Hale
By: Steve Hale, Managing Partner

cc:	Mr. Michael P. Haley
Chairman of the Board of Directors

Secretary of Stanley Furniture Company, Inc.
November 3, 2014

Annex A

Nominee Biographical Information

Robert E. Allen, 70. Mr. Allen is the founder and Managing Director of Redding Consultants. Prior to becoming a consultant, Mr. Allen was a Senior Vice President of Emery Worldwide (overnight airfreight) where he had responsibility for international operations, as well as U.S. sales and marketing. Mr. Allen has previous board experience as a director of Golfsmith International Holdings, Inc. from 2008-2012. He is also a former board member of EDO Corporation, a U.S. defense contractor, Pioneer Companies, Inc., a manufacturer of Chlor Alkali and related products, BIC Corporation, an international consumer goods company, Goodwin Biotechnology, a manufacturer of monoclonal antibodies and J. Rigby and Company, the predecessor company to J. Roberts and Son (a U.K. based manufacturer of luxury goods).

Jeffrey S. Gilliam, 57. Mr. Gilliam has been a Director of the Finley Group, a corporate advisory firm, since 2012. From 2002 to 2012, Mr. Gilliam was the Chief Financial Officer, and then President, of Toter, Incorporated (a division of Wastequip, LLC), a manufacturer of trash cans, recycling bins, and carts for waste collection services.

Annex B

Nominee Agreements to Serve as Directors if Elected

EXHIBIT 2

DIRECTOR NOMINATION NOTICE

CONSENT TO NOMINATION AND AGREEMENT TO SERVE AS DIRECTOR

To:	Stanley Furniture Company, Inc.

I hereby consent to being named as a nominee for election as a director of Stanley Furniture Company, Inc. (the “Corporation”) in any notice or proxy statement published in connection with the election of directors at the 2015 annual meeting of stockholders of the Corporation. I also confirm my agreement that, if so nominated and thereby elected, I will so serve as a director of the Corporation.

/s/ Jeffrey S. Gilliam
Jeffrey S. Gilliam
Date: October 31, 2014

CONSENT TO NOMINATION AND AGREEMENT TO SERVE AS DIRECTOR

To:	Stanley Furniture Company, Inc.

I hereby consent to being named as a nominee for election as a director of Stanley Furniture Company, Inc. (the “Corporation”) in any notice or proxy statement published in connection with the election of directors at the 2015 annual meeting of stockholders of the Corporation. I also confirm my agreement that, if so nominated and thereby elected, I will so serve as a director of the Corporation.

/s/ Robert E. Allen
Robert E. Allen
Date: October 31, 2014